Exhibit 99.1

Hemisphere Media Group Announces Second Quarter 2016 Financial Results
- Q2 2016 Net Revenues Increased 7% Year-over-Year -
- Q2 2016 Adjusted EBITDA Increased 5% Year-over-Year -
- Continued Strong Subscriber Growth -
 - Affirms Full-Year Adjusted EBITDA Guidance -

MIAMI — (August 5, 2016) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, today announced financial results for the second quarter ended June 30, 2016.

Alan Sokol, CEO of Hemisphere, stated, “We are pleased with our performance in the second quarter, as we posted a healthy 7% increase in Net Revenues and 5% increase in Adjusted EBITDA, in line with our expectations. Our results clearly validate that our strategy to deliver compelling and differentiated content to the growing U.S. Hispanic and Latin American markets is working. We once again saw strong growth in retransmission and subscriber fees across all of our networks, as well as solid advertising revenue growth. Our networks all continue to see strong organic subscriber growth, which sharply differentiates us from the environment surrounding general market cable networks. We also continue to make strategic investments in key programming for our networks which we believe will build viewership and revenue. Based on our performance in the quarter and outlook for the second half of the year, we are reaffirming our full year Adjusted EBITDA guidance of low double digit growth, driven by strong growth in subscriber and retransmission fees and advertising revenue.

“Finally, we are encouraged by the enactment into law of the Puerto Rico Oversight, Management and Economic Stability Act, or PROMESA. We are hopeful that this will serve as a positive catalyst towards long-term fiscal and economic stability in Puerto Rico.”

Net revenues were $35.0 million for the three months ended June 30, 2016, an increase of 7%, as compared to net revenues of $32.6 million for the comparable period in 2015. Net revenues were $66.0 million for the six months ended June 30, 2016, an increase of 6%, as compared to net revenues of $62.1 million for the comparable period in 2015.  These increases, for both the three and six month periods, were due to higher retransmission and subscriber fees, driven by growth in subscribers and rate increases, as well as growth in advertising revenues, primarily as a result of political advertising revenue.  Excluding political advertising revenue, net revenues increased $1.7 million, or 5%, for the three months ended June 30, 2016, and increased $3.2 million, or 5%, for the six months ended June 30, 2016.

Operating expenses were $24.4 million for the three months ended June 30, 2016, an increase of 2%, as compared to operating expenses of $23.8 million for the comparable period in 2015. Operating expenses were $48.2 million for the six months ended June 30, 2016, an increase of 4%, as compared to operating expenses of $46.3 million for the comparable period in 2015. These increases, for both the three and six month periods, were driven primarily by increased investment in programming and higher costs related to advertising sales and marketing, consistent with the Company’s efforts to upgrade the content on its networks and drive advertising sales across its networks, including the launch of advertising on Cinelatino.

Net income was $5.0 million for the three months ended June 30, 2016, an increase of $1.6 million, as compared to net income of $3.4 million for the comparable period in 2015.  Net income for the six months ended June 30, 2016 was $7.7 million, an increase of $1.8 million, as compared to net income of $5.9 million for the comparable period in 2015.

Adjusted EBITDA was $15.5 million for the three months ended June 30, 2016, an increase of 5%, as compared to Adjusted EBITDA of $14.7 million for the comparable period in 2015. Adjusted EBITDA was $28.8 million for the six months ended June 30, 2016, an increase of 5%, as compared to Adjusted EBITDA of $27.5 million for the comparable period in 2015.

The Company affirms its forecast of a low double-digit percentage increase in Adjusted EBITDA for 2016 driven by strong growth in subscriber and retransmission fees and advertising revenue.

As of June 30, 2016, the Company had $211.8 million in debt and $147.2 million of cash. The Company’s leverage ratio was approximately 3.6 times, and net leverage ratio was approximately 1.1 times.  Additionally, the Company repurchased 2.8 million shares of Hemisphere’s Class A common stock at $10.50 per share for $29.4 million in the quarter.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2016 as well as select balance sheet data as of June 30, 2016:

HEMISPHERE MEDIA GROUP, INC.
Comparison of Consolidated Operating Results for the
Three and Six Months Ended June 30
(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Net revenues	$35,031	$32,618	$66,002	$62,089
Operating Expenses:
Cost of revenues	10,638	9,908	20,821	19,360
Selling, general and administrative	9,520	9,325	18,776	17,909
Depreciation and amortization	4,061	4,265	8,417	8,646
Other expenses	119	306	132	306
Loss on disposition of assets	16	34	15	31
Total operating expenses	24,354	23,838	48,161	46,252
Operating income	10,677	8,780	17,841	15,837
Other Expenses:
Interest expense, net	(2,869)	(3,008)	(5,825)	(5,991)
Income before income taxes	7,808	5,772	12,016	9,846
Income tax expense	(2,779)	(2,341)	(4,287)	(3,952)
Net income	$5,029	$3,431	$7,729	$5,894
Reconciliation of net income to Adjusted EBITDA:
Net income	$5,029	$3,431	$7,729	$5,894
Add:
Income tax expense	2,779	2,341	4,287	3,952
Interest expense, net	2,869	3,008	5,825	5,991
Loss on disposition of assets	16	34	15	31
Depreciation and amortization	4,061	4,265	8,417	8,646
Stock-based compensation	589	1,361	1,989	2,687
Transaction & non-recurring expenses	119	306	522	306
Adjusted EBITDA	$15,462	$14,746	$28,784	$27,507

Selected Balance Sheet Data:

	As of June 30, 2016	As of December 31, 2015
	(Unaudited)	(Audited)
Cash	$147,168	$179,532
Debt	$211,834	$219,923

Leverage ratio (a):	3.6x	3.8x
Net leverage ratio (b):	1.1x	0.7x

(a)         Represents the sum of gross debt and the unamortized balance of original issue discount of $1.5 million as of June 30, 2016, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

(b)         Represents the sum of net debt and the unamortized balance of original issue discount of $1.5 million as of June 30, 2016, divided by Adjusted EBITDA for the last twelve months.  This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	June 30, 2016	December 31, 2015
U.S. Cable Networks:
WAPA America (b)	5,234	5,158
Cinelatino	4,535	4,443
Pasiones	4,483	4,374
Centroamerica TV	4,022	3,967
Television Dominicana	3,106	2,991
Total	21,380	20,933

Latin America Cable Networks:
Cinelatino	12,987	11,891
Pasiones	10,820	10,198
Total	23,807	22,089

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

(b)         Excluding digital basic subscribers, subscribers to WAPA America on Hispanic programming tiers increased by 1.8% from December 31, 2015 to June 30, 2016.

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2016 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter results at 10:00 AM ET on Friday, August 5, 2016.  A live broadcast of the conference call will be available online via the Company's Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 56385056.

A replay of the call will be available beginning at approximately 1:00 PM ET on Friday, August 5, 2016 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 56385056.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•

Cinelatino, the leading Spanish-language movie channel with over 17 million subscribers across the U.S., Latin America and Canada, including 4.5 million subscribers in the U.S. and 13.0 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•

WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.

•

WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.

•

Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.5 million subscribers in the U.S. and 10.8 million subscribers in Latin America.

•

Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.0 million subscribers.

•

Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.1 million subscribers.

Contact:
Erica Bartsch
Sloane & Company
212.446.1875
ebartsch@sloanepr.com